EXHIBIT 10.3
                  EMPLOYMENT AGREEMENT FOR JOHN GORDON

                           EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT ("Agreement") is made as of this 1st day of December 2002, by and between CalbaTech, Inc., a Nevada corporation, its subsidiaries, successors and assigns ("CTI" or "Employer") and John
F. Gordon ("Employee").

                                 WITNESSETH:

     WHEREAS, the Employee has agreed to be employed by the Employer as its Executive Vice President and Chief Technology Officer; and

     WHEREAS, it is in the Employer's best interest to obtain the services of the Employee; and

     WHEREAS, the Employer and the Employee have previously engaged in negotiations regarding the terms and conditions of their future employment relationship; and

     WHEREAS, the Employer and the Employee are desirous of now committing to writing the agreed upon terms and conditions of their future employment relationship by way of this Agreement.

     NOW THEREFORE, in consideration of the mutual premises and covenants contained herein and for other good and valuable consideration by each of the parties, it is hereby agreed as follows:

     1. Employment. The Employer, by authorization of a resolution duly adopted by Employer's Board of Directors ("the Board"), a copy of which is attached hereto as Exhibit A, hereby authorizes and agrees to employ the Employee and confirms said authority of a member of The Board executing this Agreement on behalf of the Employer, and the Employee hereby accepts said employment upon the terms and conditions hereinafter set forth.

     2. Positions and Titles. The Employee shall have the title of Executive Vice President and Chief Technology Officer of CTI, and shall be appointed to such standing committees of the Employer that are or may be formed during the period of this Agreement. The Employee shall perform such duties as are normally associated with the position of Executive Vice President and Chief Technology Officer of the Employer and such additional duties as may, from time to time, be assigned by the Board, and shall further have the usual authority associated with said position and office as more fully described in the Bylaws of the Employer in effect during the term of this Agreement.

     3. Term. The term or period of this Agreement shall be for the period beginning on the date of execution hereof and ending on the day after the third year anniversary of the date hereof, provided, however, that the term of this Agreement shall be automatically extended under the same terms and conditions for additional terms of one (1) year each unless at least ninety (90) days prior to expiration of the initial term or any subsequent term, either party shall deliver to the other written notice of their intent to terminate said employment or to negotiate other terms and conditions thereof. In the event this Agreement is not renewed or extended and Employee does not enter into a new employment agreement with Employer, Employee shall be paid compensation which would have been paid under this Agreement for Two
(2) months after expiration of the initial term or any subsequent terms. The Employee agrees to remain in the employ of the Employer during the period this Agreement is in effect unless terminated pursuant to any of paragraphs 7, 8 or 12.

     4. Performance of Duties. During the period of the Employee's employment, the Employee shall perform faithfully the duties required of him and agrees to devote that amount of time, attention, skill and ability necessary to properly perform said duties. It is also understood and agreed that the Employee may, from time to time, serve on the boards of directors of other corporations as may be approved by the Board, whose approval shall not be unduly withheld, provided that such service neither interferes with the performance of his duties for the Employer nor creates any actual or potential conflict of interest with respect to the Employee's loyalties, obligations or duties to the Employer.

     5. Compensation. The employer shall pay to the Employee as compensation for his services hereunder, the amounts set forth, subject to the further provisions of this paragraph:

     (A) Base Salary. The Employee shall be paid an annual salary according to the following: The First Year shall have a base salary of One Hundred, Eighty Thousand Dollars ($180,000), payable pursuant to the Employer's salary payment practices; The Second Year shall increase the First Year's base salary to Two Hundred, Five Thousand Dollars ($205,000); and the Third Year shall again increase the previous year's salary to a base salary of Two Hundred, Thirty Thousand Dollars ($230,000). The Employee shall be paid according to the current payment standards in place with the Employer.

     It is also agreed that the Employer shall grant to the Employee One Hundred Thousand (100,000) options to purchase shares of the Company's Common Stock upon the date of this Agreement, and additional options to purchase One Hundred Thousand (100,000) shares of the Company's Common Stock on each anniversary of this Agreement. During the term of this Agreement, Twenty-Five Thousand (25,000) shares shall vest at the end of each three (3) month period. The exercise price of these options shall be the average closing price on such market as the Company's Common Stock is traded for the thirty (30) day period preceding the grant of each option. These options shall have a term of ten (10) years from the date of grant before they expire.

     (B) Annual Cash Bonus. In addition to the compensation set forth in subsection 5(A) above, during the term of this Agreement, Employee may be entitled to a cash bonus (the "Annual Bonus") for the fiscal years ending December 31 based on Employee's and Employer's performance during such fiscal year. The standard for determining an Annual Bonus shall be according to the following: In any year that the Employer has a positive net profit for that particular fiscal year ("Net Profit"), for the first Two Hundred and Fifty Thousand Dollars ($250,000) Net Profit, the Employee shall receive an Annual Bonus calculated at a percentage rate of Five Percent (5%) of the Net Profit, and the Employee shall receive an Annual Bonus calculated at a percentage rate of Seven Percent (7%) of the Net Profit if the Net Profit is greater than Two Hundred and Fifty Thousand Dollars ($250,000). The Annual Bonus shall be paid no later than March 31 of the year after the year in which said bonus is earned.

     (C) Annual Stock Bonus. Beginning with the end of fiscal year 2001, and continuing throughout the life of the Agreement, the Employee shall be eligible for an annual stock bonus according to the following schedule: a ten percent (10%) increase from the previous year's gross sales shall entitle the Employee to One Hundred and Twenty-Five Thousand (125,000) Shares of the Employer; a fifteen percent (15%) increase from the previous year's gross sales shall entitle the Employee to Two Hundred and Fifty Thousand (250,000) Shares of the Employer; a twenty percent (20%) increase from the previous year's gross sales shall entitle the Employee to Three Hundred and Seventy-Five Thousand (375,000) Shares of the Employer and a twenty-five percent increase from the previous year's gross sales shall entitle the Employee to Five Hundred Thousand (500,000) Shares of the Employer.

     (D) Director's and Committee Attendance Fees. The Employee shall be entitled to receive fees for service as a member of the Board of Directors of the Company, payable at such times as shall be in accordance with the Employer's practices and at the rates determined by the Board and the Compensation Committee of CTI.

     6. Additional Benefits. In addition to the salary specified in Paragraph 5(A) and Annual Bonuses specified in Paragraph(s) 5(B,C) above, Employer shall provide Employee comparable additional benefits as are provided to other senior officers of Employer; provided, however, the said additional benefits shall not be less favorable to Employee than as more particularly described in subparagraphs (A) through (F) of this paragraph 6.

     (A) Vacations and Sick Leave. The Employee shall be entitled to four (4) weeks of vacation leave and one (1) week of sick leave for each year of employment. Time allotted for vacation and sick leave that is not used shall accrue to the next year.

     (B) Business Expenses. The Employer will reimburse the Employee in full for all reasonable expenses incurred by the Employee in pursuit of the Employer's business during the period of this Agreement. The Employee shall be required to submit the appropriate expense reports and vouchers in support of the expenses incurred on behalf of the Employer as required by the general practices and procedures of the Employer and in compliance with all reasonable business expense requirements of the Internal Revenue Service.

     (C)  Hospital, Medical and Dental Reimbursement Plan.  The
Employer shall provide, at its cost, health, major medical and dental benefits for the Employee and his immediate family.

     (D) Life Insurance. The Employer shall provide, at its cost, term life insurance with a death benefit of not less than $1,500,000. The Employer will be the owner of the policy and the Employee will be the insured. The "Split Dollar" concept will be used. The Employee will be responsible for taxes due in relation to the term cost or PS-52 table, whichever is less.

     (E) Automobile. During the term hereof, the Employer shall provide the Employee with an automobile or monthly car allowance at a rate of Five Hundred Dollars ($500) per month.

     (F) Disability. If the Employee becomes unable to perform the services expected hereunder by reason of illness or incapacity, his full compensation, including Annual Bonus and all benefits, shall be continued for a period of 180 days from the last day of the month that the Corporation determines that the Employee is first disabled. At the end of such 180 days, his compensation by the Employer shall cease; but said Employee shall be entitled to a leave of absence for the balance of the term of the Agreement, during any continuance of such inability to perform. The Employer, at its expense, will acquire disability insurance on the Employee in an amount equal to sixty-percent (60%) of the Employee's base salary (exclusive of additional Annual Bonus), which will become effective after a 180-day waiting period. Proceeds from such disability insurance will be paid directly to Employee by the insurance carrier, as provided by the insurance policy.

     (G) Retirement. The Employee shall be entitled to participate in, and receive benefits under and in accordance with, any pension plan (including, but not limited to, a 401(k) plan) or any other retirement plan or program of Employer either in existence as of the date hereof or hereafter adopted for the benefit of any of its executive employees.

     7. Termination. This Agreement may be terminated pursuant to the following:

     (A) Voluntary Termination by either the Employee or the Employer. The Employee may voluntarily terminate this Agreement by providing ninety (90) days written notice to Employer in the event of a termination pursuant to this subparagraph. All compensation hereunder shall terminate as of the effective date of such termination. The
Employer may voluntarily terminate this Agreement by providing ninety
(90) days written notice to the Employee "Written Notice". For the right to voluntarily terminate the Employee, the Employer must pay to the Employee Two Hundred and Fifty Thousand Dollars ($250,000), payable on the last day of the Written Notice. All options earned will remain in force, and all Annual Bonus Cash and Annual Bonus Shares earned will be determined at the end of the year in which the Written Notice is effective and pursuant to a pro-rata formula based upon the time that had expired in that year prior to the effective date of the Written Notice.

     (B) Involuntary Termination. This Agreement may be terminated by the Employer for "Just Cause", or as provided for in paragraph 12. For purposes of this Agreement, "Just Cause" shall mean:
Unappealable conviction by a trial court of a felony or crime involving moral turpitude; declaration of unsound mind by court order; or the failure to diligently apply himself to the duties required by Employer. In the event the Employee is judged by Employer as failing to diligently apply himself to the duties hereunder, Employer will provide written notice to Employee specifying with particularity the conduct constituting such failure and such steps as are necessary to warrant the deficiency of performance. Employee will be allowed thirty (30) days from the date of such notice to attempt to correct the deficiencies. Upon the expiration of this cure period, Employer will provide written notice to Employee of the adequacy or failure of efforts made by Employee to correct the deficiencies. The Employer agrees to provide the Employee at least sixty (60) days written notice of termination pursuant to this subparagraph. In the event of a termination under this subparagraph (B), Employee shall be paid the same compensation at the same times that would be paid under this Agreement through the effective date of Employee's termination. In the event of a termination pursuant to this subparagraph, the Annual Bonus payable to Employee pursuant to paragraph 5(B) hereof, for the fiscal year within which said termination occurs, shall be pro-rated and paid to Employee through the date of termination of Employee's daily managerial responsibilities.

     (C) Severance Pay. Upon any termination pursuant to paragraph 6(F) or 7(A) hereof, in addition to any compensation due
Employee pursuant to those paragraphs, Employee shall be paid the compensation that he would have been paid under this Agreement for Two
(2) months after the date of termination. Such compensation shall include any Annual Bonus payable to Employee pursuant to paragraph 5(B) hereof, for the fiscal year within which said termination occurs, which Annual Bonus shall be pro-rated through the date of termination of Employee's daily managerial responsibilities. Employer shall also provide Employee, at the Employer's expense, for a period of twelve
(12) month's beginning with the date of termination, with life insurance, medical insurance, dental insurance and long-term disability insurance that, taken as a whole, are substantially similar to the benefits provided to Employee immediately prior to the date of termination.

     8. Change of Ownership. This Agreement shall terminate in the event that the Employer or all or substantially all of Employer's assets, and/or goodwill, or its stock are purchased in conjunction with a corporate (stock or assets) sale, or merger. In such event, Employee shall be entitled to his annual salary and Annual Bonus from the effective date of such transaction, as well as the buyout provision provided in Section 7(a), above, through the end of the term of this Agreement or for a period of one (1) year, whichever such period is longer, provided Employee is not offered a comparable position under the same terms and conditions of this agreement with the acquiring company or operation. All such compensation and severance pay will be paid within ninety (90) days of the effective date of the transaction. In the event of such payment, Employer and Employee shall have no further obligations under this Agreement except that Employer will pay all premiums for health insurance policies then in effect for Employee, through the end of such compensation period.

     9. Obligations on Termination. In addition to the obligations on the Employee set forth in paragraph 7 herein, upon termination of employment for any reason, the Employee shall deliver to the Employer all correspondence, letters, records, computer programs, data bases and any and all other material pertaining to or containing information relative to the business of the Employer or its affiliates which the Employee has acquired during his association with Employer.

     10. Indemnification. The Employer agrees to indemnify and defend Employee (and his heirs, executor, and administrators) from all claims, liabilities, judgments, settlements, costs and expenses, including all attorneys' fees, imposed upon or reasonably incurred by him in connection with or resulting from any action, suit, proceeding, or claim to which he is or may be made a party by reason of his being or having been an employee of the Employer (whether or not an employee at the time such costs or expenses are incurred by or imposed upon him) to the full extent provided for in the Employer's Articles of Incorporation or the laws of the State of Nevada, whichever is broader, as in effect on the date of execution hereof. Such right of indemnification shall not be deemed exclusive of any rights to which he may be entitled otherwise.

     11. Death of Employee. In the event of the Employee's death during the term of this Agreement, the Agreement shall stand terminated and all payments hereunder shall ceases as of the date of death, except as to the following:

     (A) The base salary being paid to the Employee by the Employer as of the date of death shall continue to be paid to Employee's estate for a period of one hundred eighty (180) days after the date of death.

     (B) The Annual Bonus payable to the Employee by the Employer for the fiscal year within which the date of death occurs shall be prorated through the date of death.

     (C) The Employer shall cooperate and take all necessary steps to effectuate the payment of the life insurance proceeds established in paragraph 6(D) of this Agreement.

     (D) All accrued and unpaid benefits under this Agreement, whatsoever in nature, shall be payable to the Employee's estate.

     12. Assignment of Agreement. The obligations of the Employer under this Agreement shall be binding upon the successors and assigns of the Employer. In the event this contract is assigned, Employee shall be entitled to enforce the provisions of this Agreement or, in his sole discretion, terminate this Agreement upon the terms provided in paragraph 8 hereof. For purposes of this Agreement, the term "successors" and "assigns" shall include any person, firm, corporation, or other entity which at the time, whether by merger, reorganization, purchase, or otherwise, shall acquire all or substantially all the assets, stock, or business of the Company.

     13. Amendments. This Agreement cannot be changed or terminated orally and no waiver of compliance with any provision or condition hereof shall be effective unless evidenced by an instrument in writing duly executed by the parties hereto and sought to be changes by such waiver.

     14. Writing. This Agreement sets forth the entire understanding of the parties with respect to the employment of the Employee by the Employer and supersedes any and all prior agreements, arrangements and understanding relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

     15. Waiver. The waiver by the Employer or the Employee of any breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach of this Agreement.

     16.  General Provisions.

     (A) This agreement shall be deemed to be made, governed by, interpreted under and construed in all respects in accordance with the commercial rules of Judicial Arbitration and Mediation Service ("JAMS"). This chosen jurisdiction is irrespective of the country or place of domicile or residence of either party. In the event of controversy arising out of the interpretation, construction, performance or breach of this agreement, the parties hereby consent to adjudication under the commercial rules of JAMS. Said venue of the arbitration shall be in Orange County, California. Judgment on the award rendered by the arbitrator may be entered in any federal or state court in Orange County, California.

     (B) In the event that any term, provisions, or paragraph of this Agreement is declared illegal, void or unenforceable, the same shall not effect or impair the other terms, provisions or paragraphs of this Agreement. Covenants contained in this Agreement shall be independent. The doctrine of severability shall be applied. The parties do not intend by this statement to imply the illegality, voidness or unenforceability of any of the terms, provisions or paragraphs of this Agreement.

     17. Captions. The captions for each paragraph are not part of this Agreement, but are for identification purposes.

     18. Governing Law. This Agreement is made under and shall be construed pursuant to the laws of Nevada.

     19. Notices. Any notice, writing, report or other document required or permitted hereunder shall be in writing and shall be given by prepaid registered or certified mail, with return receipt requested, addressed as follows:

IF TO THE EMPLOYER:

CalbaTech, Inc.
18300 Von Karman, Suite 710
Irvine, CA 92612

IF TO THE EMPLOYEE:

John F. Gordon
18300 Von Karman, Suite 710
Irvine, CA 92612

The date of any such notice and of service thereof shall be seemed to be the date of dispatch. Either party may change its address for purposes of notice by giving notice in accordance with the provisions of this paragraph.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the date and year first above written.

FOR THE EMPLOYER:

Signature                                   Date
Name and Title

(CORPORATE SEAL)

THE EMPLOYEE:

                                            Date